Registration No. 333-__________

As filed with the Securities and Exchange Commission on August 8, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 ____________________

LIPOCINE INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	99-0370688 (I.R.S. Employer Identification No.)

675 Arapeen Drive, Suite 202
Salt Lake City, Utah

(Address, including zip code,
of registrant’s principal executive offices)
____________________

Third Amended and Restated Lipocine Inc. 2014 Stock and Incentive Plan

(Full title of the plan)
____________________

Mahesh V. Patel

President and Chief Executive Officer

LIPOCINE INC.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(801) 994-7383

(Name, address and telephone number,
including area code, of agent for service of process)

____________________

Copies to:

Nolan S. Taylor

Michael R. Newton

Dorsey & Whitney LLP

111 South Main Street, Suite 2100

Salt Lake City, Utah 84111

(801) 933-7360

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	750,000	$1.37	$1,027,500	$127.92
(1)	This Registration Statement covers the registration of 750,000 additional shares of Common Stock of Lipocine Inc., par value $0.0001 per share, authorized for issuance under the Third Amended and Restated Lipocine Inc. 2014 Stock and Incentive Plan (the “2014 Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also relates to such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the 2014 Plan. The Registrant previously filed a Registration Statement on Form S-8 on July 15, 2014 (File No. 333-197421), which registered 1,274,285 shares of Common Stock of the Registrant for issuance under the 2014 Plan. The Registrant also previously filed a Registration Statement on Form S-8 on November 8, 2016 (File No. 333-214492), which registered an additional 1,200,000 shares of Common Stock of the Registrant for issuance under the 2014 Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, on the basis of the average of the high and low prices per share of the Common Stock as reported on The NASDAQ Capital Market on August 6, 2018.

EXPLANATORY NOTE

Lipocine Inc. (the “Registrant”) has prepared this registration statement on Form S-8 (the “Registration Statement”) to register an additional 750,000 shares of the Registrant’s common stock, par value $0.0001 per share, for issuance under the Third Amended and Restated Lipocine Inc. 2014 Stock and Incentive Plan (the “2014 Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements relating to the 2014 Plan (Registration No. 333-197421 and Registration No. 333-214492) filed with the Securities and Exchange Commission on July 15, 2014 and November 8, 2016, respectively, are hereby incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2014 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of the Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;

(c)	the Registrant’s Current Reports on Form 8-K filed on January 8, 2018, January 9, 2018, January 10, 2018, February 8, 2018, February 13, 2018, February 16, 2018, March 12, 2018, May 7, 2018, May 9, 2018, June 7, 2018, June 13, 2018, June 28, 2018, June 29, 2018 and August 7, 2018; and

(d)	the description of the Registrant’s Common Stock, par value $0.0001 per share, as contained in the Registration Statement on Form 8-A filed on March 18, 2014, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

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Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification

Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed, subject to certain exceptions, to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Liability Insurance

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on July 25, 2013) (File No. 333-178230).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed on July 25, 2013) (File No. 333-178230).
4.3	Specimen Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 25, 2013) (File No. 333-178230).
5.1	Opinion of Dorsey & Whitney LLP.*
23.1	Consent of KPMG LLP, independent registered public accounting firm.*
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement).
99.1	Third Amended and Restated Lipocine Inc. 2014 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 7, 2018) (File No. 001-36357).

* Filed herewith.

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Item 9.	Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 8, 2018.

LIPOCINE INC.

By	/s/ Mahesh V Patel
Name: Mahesh V. Patel
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mahesh V. Patel and Morgan R. Brown, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Mahesh V. Patel	Chief Executive Officer (principal executive officer)	August 8, 2018
Mahesh V. Patel

/s/ Morgan R. Brown	Executive Vice President and Chief Financial	August 8, 2018
Morgan R. Brown	Officer (principal financial and accounting officer)

/s/ John W. Higuchi	Director	August 8, 2018
John W. Higuchi

/s/ Stephen A. Hill	Director	August 8, 2018
Stephen A. Hill

/s/ R. Dana Ono	Director	August 8, 2018
R. Dana Ono

/s/ Jeffrey A. Fink	Director	August 8, 2018
Jeffrey A. Fink

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